UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 13, 2007

Merck & Co., Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-3305	22-1109110
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey		08889
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	908-423-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2007, Merck & Co., Inc. (the "Company" or "Merck") entered into a definitive agreement with the Internal Revenue Service ("IRS") to settle its previously-disclosed tax disputes. This settlement resolves all of the issues that were in dispute. The agreement essentially brings to a close the IRS's examination of the Company for the period 1993-2001. Under the agreement, the final net cash cost to Merck is expected to be approximately $2.3 billion which covers federal tax, net interest after federal tax deductions and penalties. The impact for years subsequent to 2001 of the previously disclosed tax disputes is included in the settlement although those years remain open in all other respects.

Merck has previously reserved for these items and this settlement is not expected to have any material impact on the Company's annual earnings for 2007.

The Company concluded that given the theoretical amount in disagreement, it was in the Company's best interests to reach this settlement so as to remove the uncertainty and cost of potential litigation.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merck & Co., Inc.

February 20, 2007	By:	/s/ Debra A. Bollwage

Name: Debra A. Bollwage
Title: Senior Assistant Secretary